Exhibit 4.1

THIS SECURED PROMISSORY NOTE (THE “NOTE”) HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THE NOTE IS BEING OFFERED PURSUANT TO A SAFE HARBOR EXEMPTIONS FROM REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE NOTE IS “RESTRICTED” AND MAY NOT BE OFFERED OR SOLD UNLESS IT IS REGISTERED UNDER THE SECURITIES ACT OR OFFERED OR SOLD PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND THE ISSUER RECEIVES AN OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

5% SECURED PROMISSORY NOTE

Issue Date: July 19, 2021	Principal Amount: US$2,000,000

This 5% Secured Promissory Note is issued by EZRaider Global, Inc., a Nevada corporation (“EZ Global”), and EZ Raider, LLC, a Washington limited liability company (“EZ Raider” and, together with EZ Global, each, a “Borrower”), in favor of E-Waste Corp., a Florida corporation (the “Holder), in the principal amount of Two Million Dollars $2,000,000.00 (the “Principal Amount”), in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to that certain Loan Agreement, dated as of July 19, 2021, effective as of May 26, 2021 (the “Loan Agreement”), entered into by and between each Borrower and the Holder.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

Article I.

Section 1.1 Principal and Interest.

(a) In consideration of the Loan in the Principal Amount made on May 26, 2021 by the Holder to EZ Raider, each Borrower, jointly and severally, hereby promises to pay to the order of the Holder, in lawful money of the United States of America, and in immediately available funds, the Principal Amount, together with an accrued interest at the rate of five (5%) percent per annum (the “Repayment Amount”), on or before November 26, 2021 (the “Maturity Date”), provided however, that in the event the Merger is consummated as contemplated by the terms of the LOI, the Repayment Amount shall be forgiven, and the Note shall be deemed to be repaid in full. The Borrower may prepay all or any portion of the Repayment Amount of this Note without penalty and without the prior written consent of the Holder.

(b) If any Event of Default (as defined below) has occurred, the interest rate of this Note shall be increased to a rate per annum equal to fourteen percent (14%).  Notwithstanding any provision contained herein to the contrary, the total liability of the Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from the Borrower, and if any payments by the Borrower include interest in excess of such a maximum amount, the Holder shall apply such excess to the reduction of the unpaid Principal

Amount.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

Section 1.2 Absolute Obligation/Ranking.

Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of each Borrower, which obligations are absolute and unconditional, to pay the Repayment Amount on the Maturity Date, or upon the occurrence of any Event of Default, the increased interest rate set forth in Section 1.1 (b), subject to the interest permitted by law to be charged, at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of each Borrower.  This Note is senior or parri passu, if applicable, to any other promissory notes now or hereinafter issued by each Borrower.

Section 1.3 Representations made in the Loan Agreement and the Pledge and Security Agreement.

This Note has been issued subject to certain representations of the Borrower in the Loan Agreement and the Borrower and the Pledger in the Pledge and Security Agreement and may be transferred or exchanged only in compliance with the Loan Agreement, Pledge and Security Agreement, and applicable federal and state securities laws and regulations.

Section 1.4 Security; Other Rights.

The obligations of each Borrower to the Holder under this Note are secured pursuant to the Loan Agreement and the Pledge and Security Agreement.  In addition to the rights and remedies given it by this Note, the Loan Agreement, the Pledge and Security Agreement and the other Loan Documents, the Holder shall have all those rights and remedies allowed by applicable laws.  The rights and remedies of the Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

Article II.

Section 2.1 Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a)        Borrower defaults in the payment of the Principal Amount and accrued interest under the Note on the Maturity Date;

(b)        Borrower defaults, in whole or in part, in the performance or observance of any other material agreement, term or condition contained in the Loan Agreement the Note, the Pledge and Security Agreement, or the other Loan Documents, and such breach have not been cured within fifteen (15) days after receipt of written notice thereof;

(c)        Borrower defaults with respect to any of its contractual obligation under or pursuant to any contract, lease, or other agreement to which the Borrower is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Borrower’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $5,000; or

(d)        Borrower, pursuant to or within the meaning of Bankruptcy Code of the United States:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian or a receiver of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) is the debtor in an involuntary case which is not dismissed within thirty (30) days of the commencement thereof, or

(e)        A court of competent jurisdiction enters an order or decree that:

(i) provides for relief against the Borrower in an involuntary case,

(ii) appoints a custodian of the Borrower for all or substantially all of its property, or

(iii) orders the liquidation of the Borrower,

(f)        Any Event of Default by each Borrower pursuant to the Loan Agreement or other Loan Documents that have occurred and is continuing, or any action taken by each Borrower to assert the invalidity of any or said agreements prior to payment in full of all amounts payable under the Note, or any action shall be taken by each Borrower to terminate any of said agreements or to assert the invalidity thereof prior to payment in full of all amounts payable under this Note.

Section 2.2 Enforcement, Remedies. If any Event of Default specified in Section 2.1 occurs and Holder provides 15 days’ notice of such default which is not remedied within such 15-day period, then the Repayment Amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder.  Commencing 15 days after the occurrence of any Event of Default, an interest on this Note shall begin to accrue at the rate of interest equal to fourteen percent (14%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  Pursuant to the Pledge and Security Agreement, the Holder is also entitled to sell the Pledged Collateral (as defined in the Pledge and Security Agreement on the terms set forth in the Pledge and Security Agreement.

The Holder need not provide, and each Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Article III.

Section 3.1 Negative Covenants.  So long as this Note shall remain in effect and until the Repayment Amount and all fees and all other expenses or amounts payable under this Note and the Loan Agreement have been paid in full, unless the Holder consents in writing, each Borrower shall not:

(a)        Senior or Pari Passu Indebtedness.  Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note, the Loan Agreement and the Pledge and Security Agreement, except for the following: (i) indebtedness existing on the date hereof and set forth in Schedule A attached hereto and only to the extent that such indebtedness ranks senior in priority to or pari passu with the obligations under this Note and the Loan Agreement on the date hereof, (ii) indebtedness resulting from one or more transactions expressly contemplated by the terms of the LOI and the Merger, provided that the closing(s) of such transactions occurred prior to the Merger and such transactions are necessary for the consummation of the Merger; (iii) any indebtedness occurring in the ordinary course of the Borrower’s business and operations, provided such indebtedness does not exceed $5,000 (collectively, “Permitted Indebtedness”).

(b)        Liens.  Other than liens for Permitted Indebtedness, create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of each Borrower) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(i)         liens on its property or assets existing on the date hereof and set forth in Schedule A attached hereto, provided that such liens shall secure only those obligations which they secure on the date hereof;

(ii)        any lien created under this Note or the Loan Agreement;

(iii)       liens for taxes, assessments and governmental charges;

(iv)       liens arising out of judgments or awards (other than any judgment that constitutes an Event of Default hereunder) in respect of which each Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided the Borrower shall have set aside on its books adequate reserves with respect to such judgment or award.

(c)        Dividends and Distributions.  In case any Borrower declares or pays, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose.

Article IV.

Section 4.1 Notice.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to each Borrower:	At the addresses set forth in the LOI.

If to the Holder:	At the address set forth in the LOI.

Section 4.2 Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida without regard to the principles of conflicts of law thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 4.3 Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 4.4 Entire Agreement and Amendments.  This Note, together with the Loan Agreement, the Pledge and Security Agreement and the other Loan Documents, represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein.  This Note may be amended only by an instrument in writing executed by the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, each Borrower has executed this Note as of the date first written above.

EZRAIDER GLOBAL, INC.

By: /s/ Moshe Azarzar

Name: Moshe Azarzar

Title:   Chief Executive Officer

EZ RAIDER, LLC

By: /s/ Moshe Azarzar

Name: Moshe Azarzar

Title:   Manager

Schedule A

SENIOR AND PARI PASSU INDEBTEDNESS AND LIENS

Except for the obligations of each Borrower under this Promissory Note, the Loan Agreement and the related Pledge Agreement and the obligations of EZ Raider to pay to Cooper Dubois $500,000 in principal amount, together with an accrued interest 8% interest thereto, under that certain Secured Convertible Promissory Note dated January 8, 2021, secured by a first priority interest on all assets of EZ Raider, no other are party is bound by any agreement, document or instrument.